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                                  March 3, 1999


To the Board of Directors of
Deere & Company


Ladies and Gentlemen:

            We are acting as special tax counsel for Deere & Company (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 containing a Prospectus Supplement, dated [_________, 1999], to a Prospectus dated [_________, 1999]. The Prospectus
Supplement relates to the offering by the Company of its Medium Term Notes, Series C (the "Notes") in an aggregate principal amount of $1,450,000,000.

            We are of the opinion that, subject to the limitations set forth therein, the discussion under the caption "United States Taxation" accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

                                              Very truly yours,

                                               /s/ Shearman & Sterling
LMB/AFS